UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
February 24, 2011
Date of Report (Date of earliest event reported)
Archipelago Learning, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34555	27-0767387

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3232 McKinney Avenue, Suite 400
Dallas, Texas	75204

(Address of principal executive offices)	(Zip Code)
(800) 419-3191
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 24, 2011, Archipelago Learning, Inc. (the “Company”) granted an aggregate of 28,038 restricted stock units to Mr. Timothy McEwen, Chief Executive Officer of the Company, as part his annual compensation for 2010. Subject to Mr. McEwen’s continued employment, 41 2/3% of the restricted stock units will be settled in cash six months after the grant date on August 24, 2011, and the remaining restricted stock units will be settled in common stock of the Company four years from the grant date on February 24, 2015. Pursuant to the terms of the restricted stock unit agreement, Mr. McEwen will receive 28,038 dividend equivalent rights. Each dividend equivalent right relates to one restricted stock unit and entitles him to an amount equal to the per share dividend, if any, paid by the Company during the period between the grant date and vesting date of the related restricted stock unit. Each dividend equivalent right will vest and be payable in cash at the time that the related restricted stock unit is settled. In addition, if Mr. McEwen’s employment is terminated by the Company for any reason other than a termination by the Company without cause, the restricted stock units and dividend equivalent rights, to the extent not then vested, will be forfeited immediately. If Mr. McEwen’s employment is terminated by the Company without cause, the cash settled restricted stock units and related dividend equivalents, to the extent not then vested, will immediately vest in full, and the stock settled restricted stock units and related dividend equivalents will vest in accordance with the following schedule if the termination date occurs during the twelve-month period ending on February 24 of each of the years indicated below:

Percent of Stock Settled RSUs and
Year	Dividend Equivalents

2012	25%

2013	25%

2014	25%

2015	25%

Item 9.01	Financial Statements and Exhibits
     (d) Exhibits
4.1	Restricted Stock Unit Agreement, dated as of February 24 , 2011, between Timothy McEwen and Archipelago Learning Inc

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCHIPELAGO LEARNING, INC.
/s/ Tim McEwen
Name:	Tim McEwen
Title:	President and Chief Executive Officer

Date: February 28, 2011

Exhibit	Description
4.1	Restricted Stock Unit Agreement, dated as of February 24, 2011, between Timothy McEwen and Archipelago Learning Inc